Sabra Health Care REIT Appoints Ann Kono to Board of Directors
IRVINE, Calif.--(BUSINESS WIRE)-- Sabra Health Care REIT, Inc. (“Sabra”) (Nasdaq: SBRA) today announced the appointment of Ann Kono to its Board of Directors.
Ms. Kono currently serves as the chief executive officer of Leda Advisory Group, a management consulting firm she founded in January 2019 that partners with startup companies to advise on growth and scale. Prior to founding Leda, Ms. Kono spent 11 years at Ares Management Corporation, where she held the position of Chief Information and Risk Officer and oversaw Operational, Investment and Enterprise Risks. Ms. Kono also serves on the board of directors of Stable Road Acquisition Company, a position she has held since 2019.
Ms. Kono has over 20 years of experience in the finance industry focused on operational scale and digital transformation. She also serves as the diversity and inclusion committee chair for CFA Society of Los Angeles. Ms. Kono regularly speaks on industry panels on topics including early stage growth, technology innovation and female leadership.
Ms. Kono holds an MBA from the University of Southern California Marshall School of Business and a BS in Finance from Boston University. She also serves in a volunteer capacity as a board and committee member of Junior Achievement of Southern California, a non-profit organization dedicated to educating students about entrepreneurship and financial literacy.
Commenting on Ms. Kono’s appointment to the Board, Rick Matros, CEO and Chairman, said, “Ann brings a unique skill set to the Sabra Board given her leadership level experience in data analytics and ESG in addition to her other notable skill sets. As always with Sabra, culture and chemistry is critical and it was immediately apparent that Ann would complement and enhance the Board in that regard. We look forward to her contributions to our company.”
About Sabra
Sabra operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com
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